Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE January 22, 2015	Media contacts: Bob Varettoni 908-559-6388 robert.a.varettoni@verizon.com Ray McConville 908-559-3504 raymond.mcconville@verizon.com

Verizon Reports High-Quality Customer Additions in 4Q,

Caps Year in Position to Drive Continued Profitable Growth

4Q 2014 Earnings Impacted by Non-Operational Items

4Q 2014 HIGHLIGHTS

Consolidated

•

A loss of 54 cents per share, compared with earnings per share (EPS) of $1.76 in 4Q 2013, including significant non-operational items in both quarters, primarily related to the annual actuarial valuation of benefit plans and mark-to-market pension adjustments.

•	71 cents in adjusted EPS (non-GAAP), a 7.6 percent increase compared with adjusted EPS of 66 cents per share in 4Q 2013.

Wireless

•

2.1 million net retail connections; 2.0 million net retail postpaid connections, including net additions of 672,000 postpaid phones; retail postpaid churn of 1.14 percent; 108.2 million total retail connections and 102.1 million total retail postpaid connections.

•	11.0 percent increase in total operating revenues in 4Q 2014, bringing full-year total revenues to $87.6 billion, up 8.2 percent compared with full-year 2013.

Verizon News Release, page 2

•	23.5 percent operating income margin and 42.0 percent segment EBITDA margin on service revenues (non-GAAP) in 4Q; 30.5 percent and 48.5 percent, respectively, for the full year.

Wireline

•	4.1 percent year-over-year quarterly increase in consumer revenues, the 10th consecutive quarter of more than 4 percent growth.

•	11.6 percent year-over-year quarterly increase in FiOS revenues; 145,000 FiOS Internet and 116,000 FiOS Video net additions; 59,000 increase in net broadband connections.

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) today reported a healthy quarter of high-quality wireless connections growth, and customer and revenue growth for fiber-optic broadband services.

Chairman and CEO Lowell McAdam said: “Verizon posted another year of consistently high operating and financial performance in 2014, with strong cash generation and the return of $7.8 billion to our shareowners. I am confident that Verizon’s assets and market momentum position us to continue to drive profitable growth in 2015.”

Due to the impact of non-operational items, Verizon reported a loss of 54 cents per share in fourth-quarter 2014, compared with a gain of $1.76 in EPS in fourth-quarter 2013.

On an adjusted basis (non-GAAP), Verizon reported a gain of 71 cents per share in fourth-quarter 2014, a 7.6 percent increase compared with adjusted earnings of 66 cents per share in fourth-quarter 2013.

Fourth-quarter 2014 charges totaled $1.25 per share: $1.12 per share related to the company’s year-end mark-to-market adjustment for pension and Other Post-Employment Benefits liabilities, as well as severance costs; and 13 cents per share related to the early retirement of debt and other costs.

Fourth-quarter 2013 charges included a non-operational gain of $1.29 per share related to the annual actuarial valuation of benefit plans and mark-to-market pension adjustments. This was partially offset by non-operational charges of 19 cents per share for transaction costs related to

Verizon News Release, page 3

the acquisition of Vodafone Group PLC’s indirect 45 percent interest in Verizon Wireless (completed in February 2014).

For the full year, Verizon reported $2.42 in EPS in 2014, compared with $4.00 in 2013. On an adjusted basis (non-GAAP), Verizon reported $3.35 in EPS in 2014, an increase of 18.0 percent compared with $2.84 in adjusted EPS in 2013.

Following are highlights of fourth-quarter and full-year 2014 consolidated results and outlook items for 2015:

Consolidated Highlights

•

Total operating revenues in fourth-quarter 2014 were $33.2 billion, a 6.8 percent increase compared with fourth-quarter 2013. Full-year 2014 operating revenues were $127.1 billion, up 5.4 percent or $6.5 billion, compared with full-year 2013.

•

Excluding 2013 revenues of the public sector business Verizon divested at the beginning of third-quarter 2014, the comparable revenue growth rates (non-GAAP) would have been 7.3 percent for fourth-quarter 2014 and 5.7 percent for the full year.

•

New revenue streams from the Internet of Things and telematics totaled approximately $585 million in 2014, with an annual growth rate of more than 45 percent. The company recently launched Verizon Vehicle, a connected-vehicle service for consumers, with an addressable market of more than 200 million vehicles.

•

In 2014, cash flows from operations totaled $30.6 billion, and free cash flow (non-GAAP, cash from operations less capital expenditures) totaled $13.4 billion. Capital expenditures totaled $17.2 billion for 2014, up 3.5 percent year over year.

2015 Outlook

For 2015, Verizon expects:

•	Consolidated revenue growth of at least 4 percent.

•	Sustained profitability with a consolidated adjusted EBITDA margin at a level consistent with full-year 2014 performance.

•	Strong free cash flow generation with consolidated capital spending of between $17.5 billion and $18.0 billion.

•	A minimum pension-funding requirement of approximately $700 million.

•	An increase in total cash income taxes, with an expected effective tax rate for book purposes in the range of 34 to 36 percent.

Verizon News Release, page 4

Verizon Wireless Delivers Another Quarter of Strong Connections Growth

In fourth-quarter 2014, Verizon activated an unprecedented number of new wireless devices, driven by demand from the company’s high-quality retail postpaid customer base. Verizon Wireless delivered strong growth in retail postpaid net connections, a high number of tablet additions and an increase in smartphone penetration.

Wireless Financial Highlights

•

Total revenues were $23.4 billion in fourth-quarter 2014, up 11.0 percent year over year. Service revenues in the quarter totaled $18.2 billion, up 2.8 percent year over year. Retail service revenues grew 2.6 percent year over year, to $17.4 billion.

•	Verizon Wireless full-year total revenues were $87.6 billion, an increase of 8.2 percent compared with full-year 2013 revenues of $81.0 billion.

•

Verizon Edge installment billings totaled $443 million in fourth-quarter 2014 and $976 million for the full year. Service revenues plus Edge installment billings grew 5.2 percent in fourth-quarter 2014 and 6.6 percent for the full year compared with 2013.

•

Retail postpaid ARPA (average revenue per account) increased 1.0 percent over fourth-quarter 2013 to $158.82 per month, and 3.9 percent over the full year. Adding Edge installment billings, these growth rates increase to 3.5 percent for the quarter and 5.3 percent for the full year.

•

In fourth-quarter 2014, wireless operating income margin was 23.5 percent and segment EBITDA margin on service revenues (non-GAAP, based on earnings before interest, taxes, depreciation and amortization) was 42.0 percent. This compares with 29.5 percent and 47.0 percent, respectively, in fourth-quarter 2013.

•

For full-year 2014, wireless operating income margin was 30.5 percent and segment EBITDA margin on service revenues was 48.5 percent, compared with 32.1 percent and 49.5 percent, respectively, in 2013.

Wireless Operational Highlights

•	Verizon Wireless added 2.1 million retail net connections, including 2.0 million retail postpaid connections, in the fourth quarter. These additions exclude acquisitions and adjustments.

•	At the end of the year, the company had 108.2 million retail connections. This includes 102.1 million retail postpaid connections, a 5.5 percent increase year over year.

Verizon News Release, page 5

•

Verizon Wireless had 35.6 million retail postpaid accounts at the end of the fourth quarter, up 1.5 percent compared with fourth-quarter 2013, and 2.87 connections per account, up 4.0 percent year over year.

•

During fourth-quarter 2014, retail postpaid device activations were up nearly 34 percent over the same period in 2013. About three-quarters of phone activations in the quarter were customer upgrades. Approximately 9.8 percent of the retail postpaid base upgraded devices, and 93 percent of these upgrades were 4G smartphones.

•

The company added a net of 672,000 postpaid phones, as 4G smartphone additions of 1.5 million were offset by net declines in basic and 3G smartphones. In terms of Internet devices, the company added 1.4 million new 4G LTE tablets.

•	At the end of 2014, smartphones accounted for 78.6 percent of the Verizon Wireless retail postpaid customer phone base, up from 70.0 percent at the end of 2013.

•

Retail postpaid churn was 1.14 percent in the fourth quarter, an increase of 14 basis points sequentially and 18 basis points year over year. Retail churn was 1.39 percent in the fourth quarter, up 10 basis points sequentially and 12 basis points year over year.

•

In the fourth quarter, Verizon Wireless added new devices to its lineup, including: DROID Turbo by Motorola; Sony Xperia Z3v; iPad Air 2 with Wi-Fi + Cellular and iPad mini 3 with Wi-Fi + Cellular; the LG G Pad 7.0 LTE and 10.1 LTE; the Ellipsis Jetpack; and the connected wearable devices GizmoPal by LG and Samsung Gear S.

Wireline Consumer Revenue Growth Remains Strong

Verizon’s wireline segment reported continued strong results for consumer services, where year-over-year quarterly revenues now have grown by more than 4 percent for 10 consecutive quarters.

Wireline Financial Highlights

•

Total revenues were $9.6 billion in fourth-quarter 2014, down 1.6 percent year over year. Consumer revenues were $4.0 billion, up 4.1 percent compared with fourth-quarter 2013, with FiOS revenues representing 77 percent of the total.

•

Total FiOS revenues grew 11.6 percent, to $3.3 billion, comparing fourth-quarter 2014 with fourth-quarter 2013. For the full year, FiOS revenues totaled $12.7 billion in 2014, up 13.6 percent compared with $11.2 billion in 2013.

•

Wireline operating income margin was 4.4 percent in fourth-quarter 2014, up from 1.2 percent in fourth-quarter 2013. Segment EBITDA margin (non-GAAP) was 23.9 percent in fourth-quarter 2014, compared with 22.5 percent in fourth-quarter 2013. For the full year, wireline operating income margin expanded to 2.7 percent and segment EBITDA

Verizon News Release, page 6

margin expanded to 23.2 percent, compared with 0.9 percent and 22.4 percent, respectively, in 2013.

•

Sales of strategic services to enterprise customers increased 1.5 percent, to $2.1 billion, compared with fourth-quarter 2013. Strategic services include private IP, Ethernet, data center, cloud, security and managed services.

Wireline Operational Highlights

•

In fourth-quarter 2014, Verizon added 145,000 net new FiOS Internet connections and 116,000 net new FiOS Video connections. Verizon had totals of 6.6 million FiOS Internet and 5.6 million FiOS Video connections at year-end 2014, representing year-over-year increases of 9.0 percent and 7.4 percent, respectively.

•

FiOS Internet penetration (subscribers as a percentage of potential subscribers) was 41.1 percent at the end of 2014, compared with 39.5 percent at the end of 2013. In the same periods, FiOS Video penetration was 35.8 percent, compared with 35.0 percent. The FiOS network passed more than 19.8 million premises by year-end 2014.

•

By year-end 2014, 59 percent of consumer FiOS Internet customers subscribed to FiOS Quantum, which provides speeds ranging from 50 to 500 megabits per second, up from 57 percent at the end of third-quarter 2014.

•

In November, the company began selling the FiOS Quantum Gateway Router, capable of delivering speeds up to 800 megabits per second over Wi-Fi. The device separates high-bandwidth activities (HD video streaming and online gaming) from regular data consumption (Web browsing and email). It will receive seamless updates regularly to provide increased functionality, such as guest Wi-Fi and enhanced parental controls.

•

Broadband connections totaled 9.2 million at year-end 2014, a 2.1 percent year-over-year increase. Net broadband connections increased by 59,000 in fourth-quarter 2014 and 190,000 for the full year, as FiOS Internet net additions more than offset declines in DSL-based High Speed Internet connections.

•

Verizon has been replacing high-maintenance portions of its residential copper network with fiber optics to provide customers with a more resilient infrastructure, which improves customer satisfaction and reduces repair costs. In fourth-quarter 2014, Verizon migrated an additional 52,000 customers who had been using copper connections, bringing the full-year total to around 255,000. Verizon has converted more than 800,000 customers to fiber since starting this initiative in 2011.

•

In the fourth quarter, Verizon Enterprise Solutions began deploying innovative enterprise-grade network, cloud, security, mobility and other business solutions for some of the world’s strongest brands, including Allstate, Benihana, JetBlue, Kronos Incorporated, Marriott International, Pitney Bowes, Spirax Sarco, Warner Bros. Entertainment Inc. and WoundMatrix, and critical public sector organizations such as Boston City Public Schools, Centers for Medicare and Medicaid Services, Defense Information Systems Agency, GOV.UK and the U.S. General Services Administration.

Verizon News Release, page 7

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, with more than 108 million retail connections nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide. A Dow 30 company with more than $127 billion in 2014 revenues, Verizon employs a diverse workforce of 177,300. For more information, visit www.verizon.com/news/.

####

VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon’s online News Center at www.verizon.com/news/. The news releases are available through an RSS feed. To subscribe, visit www.verizon.com/about/rss-feeds/.

Forward-Looking Statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/14	3 Mos. Ended 12/31/13	% Change	12 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	% Change

Operating Revenues	$33,192	$31,065	6.8	$127,079	$120,550	5.4

Operating Expenses
Cost of services and sales	14,403	11,962	20.4	49,931	44,887	11.2
Selling, general and administrative expense	16,857	2,857	*	41,016	27,089	51.4
Depreciation and amortization expense	4,068	4,183	(2.7)	16,533	16,606	(0.4)

Total Operating Expenses	35,328	19,002	85.9	107,480	88,582	21.3

Operating Income (Loss)	(2,136)	12,063	*	19,599	31,968	(38.7)
Equity in earnings (losses) of unconsolidated businesses	(31)	8	*	1,780	142	*
Other income and (expense), net	(437)	(250)	74.8	(1,194)	(166)	*
Interest expense	(1,282)	(1,061)	20.8	(4,915)	(2,667)	84.3

Income (Loss) Before (Provision) Benefit for Income Taxes	(3,886)	10,760	*	15,270	29,277	(47.8)
(Provision) Benefit for income taxes	1,738	(2,844)	*	(3,314)	(5,730)	(42.2)

Net Income (Loss)	$(2,148)	$7,916	*	$11,956	$23,547	(49.2)

Net income attributable to noncontrolling interests	$83	$2,849	(97.1)	$2,331	$12,050	(80.7)
Net income (loss) attributable to Verizon	(2,231)	5,067	*	9,625	11,497	(16.3)

Net Income (Loss)	$(2,148)	$7,916	*	$11,956	$23,547	(49.2)

Basic Earnings (Loss) per Common Share
Net income (loss) attributable to Verizon	$(.54)	$1.77	*	$2.42	$4.01	(39.7)

Weighted average number of common shares (in millions)	4,157	2,867		3,974	2,866

Diluted Earnings (Loss) per Common Share (1)
Net income (loss) attributable to Verizon	$(.54)	$1.76	*	$2.42	$4.00	(39.5)

Weighted average number of common shares-assuming dilution (in millions)	4,157	2,875		3,981	2,874

Footnotes:

(1)	If there is a net loss, diluted EPS is the same as basic EPS. Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	12/31/14	12/31/13	$ Change

Assets
Current assets
Cash and cash equivalents	$ 10,598	$ 53,528	$ (42,930)
Short-term investments	555	601	(46)
Accounts receivable, net	13,993	12,439	1,554
Inventories	1,153	1,020	133
Prepaid expenses and other	3,324	3,406	(82)

Total current assets	29,623	70,994	(41,371)

Plant, property and equipment	230,508	220,865	9,643
Less accumulated depreciation	140,561	131,909	8,652

	89,947	88,956	991

Investments in unconsolidated businesses	802	3,432	(2,630)
Wireless licenses	75,341	75,747	(406)
Goodwill	24,639	24,634	5
Other intangible assets, net	5,728	5,800	(72)
Other assets	6,628	4,535	2,093

Total Assets	$ 232,708	$ 274,098	$ (41,390)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 2,735	$ 3,933	$ (1,198)
Accounts payable and accrued liabilities	16,680	16,453	227
Other	8,649	6,664	1,985

Total current liabilities	28,064	27,050	1,014

Long-term debt	110,536	89,658	20,878
Employee benefit obligations	33,280	27,682	5,598
Deferred income taxes	41,578	28,639	12,939
Other liabilities	5,574	5,653	(79)

Equity
Common stock	424	297	127
Contributed capital	11,155	37,939	(26,784)
Reinvested earnings	2,447	1,782	665
Accumulated other comprehensive income	1,111	2,358	(1,247)
Common stock in treasury, at cost	(3,263)	(3,961)	698
Deferred compensation - employee stock ownership plans and other	424	421	3
Noncontrolling interests	1,378	56,580	(55,202)

Total equity	13,676	95,416	(81,740)

Total Liabilities and Equity	$ 232,708	$ 274,098	$ (41,390)

Verizon – Selected Financial and Operating Statistics

Unaudited		12/31/14	12/31/13

Total debt (in millions)		$ 113,271	$ 93,591
Net debt (in millions)		$ 102,673	$ 40,063
Net debt / Adjusted EBITDA (1)		2.4x	1.0x
Common shares outstanding end of period (in millions)		4,155	2,862
Total employees		177,300	176,800
Quarterly cash dividends declared per common share		$ 0.550	$ 0.530

Footnotes:

(1)	Adjusted EBITDA excludes the effects of non-operational items.

The unaudited condensed consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	$ Change

Cash Flows from Operating Activities
Net Income	$11,956	$23,547	$(11,591)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,533	16,606	(73)
Employee retirement benefits	8,130	(5,052)	13,182
Deferred income taxes	(92)	5,785	(5,877)
Provision for uncollectible accounts	1,095	993	102
Equity in earnings of unconsolidated businesses, net of dividends received	(1,743)	(102)	(1,641)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,160)	(5)	(2,155)
Other, net	(3,088)	(2,954)	(134)

Net cash provided by operating activities	30,631	38,818	(8,187)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(17,191)	(16,604)	(587)
Acquisitions of investments and businesses, net of cash acquired	(182)	(494)	312
Acquisitions of wireless licenses	(354)	(580)	226
Proceeds from dispositions of wireless licenses	2,367	2,111	256
Proceeds from dispositions of businesses	120	—	120
Other, net	(616)	734	(1,350)

Net cash used in investing activities	(15,856)	(14,833)	(1,023)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	30,967	49,166	(18,199)
Repayments of long-term borrowings and capital lease obligations	(17,669)	(8,163)	(9,506)
Decrease in short-term obligations, excluding current maturities	(475)	(142)	(333)
Dividends paid	(7,803)	(5,936)	(1,867)
Proceeds from sale of common stock	34	85	(51)
Purchase of common stock for treasury	—	(153)	153
Special distribution to noncontrolling interest	—	(3,150)	3,150
Acquisition of noncontrolling interest	(58,886)	—	(58,886)
Other, net	(3,873)	(5,257)	1,384

Net cash provided by (used in) financing activities	(57,705)	26,450	(84,155)

Increase (decrease) in cash and cash equivalents	(42,930)	50,435	(93,365)
Cash and cash equivalents, beginning of period	53,528	3,093	50,435

Cash and cash equivalents, end of period	$10,598	$53,528	$(42,930)

Footnotes:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/14	3 Mos. Ended 12/31/13	% Change	12 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	% Change

Operating Revenues
Retail service	$17,411	$16,967	2.6	$69,501	$66,334	4.8
Other service	798	744	7.3	3,129	2,699	15.9

Service	18,209	17,711	2.8	72,630	69,033	5.2

Equipment	4,222	2,421	74.4	10,959	8,111	35.1
Other	1,018	993	2.5	4,057	3,879	4.6

Total Operating Revenues	23,449	21,125	11.0	87,646	81,023	8.2

Operating Expenses
Cost of services and sales	9,184	6,546	40.3	28,825	23,648	21.9
Selling, general and administrative expense	6,611	6,261	5.6	23,602	23,176	1.8
Depreciation and amortization expense	2,152	2,089	3.0	8,459	8,202	3.1

Total Operating Expenses	17,947	14,896	20.5	60,886	55,026	10.6

Operating Income	$5,502	$6,229	(11.7)	$26,760	$25,997	2.9
Operating Income Margin	23.5%	29.5%		30.5%	32.1%

Segment EBITDA	$7,654	$8,318	(8.0)	$35,219	$34,199	3.0
Segment EBITDA Margin	32.6%	39.4%		40.2%	42.2%
Segment EBITDA Service Margin	42.0%	47.0%		48.5%	49.5%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireless – Selected Operating Statistics

Unaudited				12/31/14	12/31/13	% Change

Connections (‘000)
Retail postpaid				102,079	96,752	5.5
Retail prepaid				6,132	6,047	1.4

Retail				108,211	102,799	5.3

Unaudited	3 Mos. Ended 12/31/14	3 Mos. Ended 12/31/13	% Change	12 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	% Change

Net Add Detail (‘000) (1)
Retail postpaid	1,986	1,573	26.3	5,482	4,118	33.1
Retail prepaid	81	80	1.3	86	354	(75.7)

Retail	2,067	1,653	25.0	5,568	4,472	24.5

Account Statistics
Retail Postpaid Accounts (‘000) (2)				35,616	35,083	1.5
Retail postpaid ARPA	$ 158.82	$ 157.21	1.0	$ 159.86	$ 153.93	3.9
Retail postpaid connections per account (2)				2.87	2.76	4.0

Churn Detail
Retail postpaid	1.14%	0.96%		1.04%	0.97%
Retail	1.39%	1.27%		1.33%	1.27%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	93.6%	88.9%		91.6%	85.7%
Total Smartphone postpaid phone base (2)				78.6%	70.0%
Total Internet postpaid base (2)				14.1%	10.7%

Other Operating Statistics
Capital expenditures (in millions)	$ 2,707	$ 2,705	0.1	$ 10,515	$ 9,425	11.6

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/14	3 Mos. Ended 12/31/13	% Change	12 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	% Change

Operating Revenues
Consumer retail	$3,977	$3,822	4.1	$15,583	$14,842	5.0
Small business	606	629	(3.7)	2,464	2,541	(3.0)

Mass Markets	4,583	4,451	3.0	18,047	17,383	3.8

Strategic services	2,112	2,081	1.5	8,326	8,140	2.3
Core	1,259	1,452	(13.3)	5,358	6,042	(11.3)

Global Enterprise	3,371	3,533	(4.6)	13,684	14,182	(3.5)

Global Wholesale	1,509	1,602	(5.8)	6,222	6,594	(5.6)
Other	97	126	(23.0)	476	465	2.4

Total Operating Revenues	9,560	9,712	(1.6)	38,429	38,624	(0.5)

Operating Expenses
Cost of services and sales	5,326	5,471	(2.7)	21,332	21,396	(0.3)
Selling, general and administrative expense	1,952	2,054	(5.0)	8,180	8,571	(4.6)
Depreciation and amortization expense	1,866	2,073	(10.0)	7,882	8,327	(5.3)

Total Operating Expenses	9,144	9,598	(4.7)	37,394	38,294	(2.4)

Operating Income	$416	$114	*	$1,035	$330	*
Operating Income Margin	4.4%	1.2%		2.7%	0.9%

Segment EBITDA	$2,282	$2,187	4.3	$8,917	$8,657	3.0
Segment EBITDA Margin	23.9%	22.5%		23.2%	22.4%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited				12/31/14	12/31/13	% Change

Connections (‘000)
FiOS Video Subscribers				5,649	5,262	7.4
FiOS Internet Subscribers				6,616	6,072	9.0
FiOS Digital Voice residence connections				4,602	4,248	8.3

FiOS Digital connections				16,867	15,582	8.2

HSI				2,589	2,943	(12.0)
Total Broadband connections				9,205	9,015	2.1
Primary residence switched access connections				5,596	6,481	(13.7)
Primary residence connections				10,198	10,729	(4.9)

Total retail residence voice connections				10,615	11,229	(5.5)
Total voice connections				19,795	21,085	(6.1)

Unaudited	3 Mos. Ended 12/31/14	3 Mos. Ended 12/31/13	% Change	12 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	% Change

Net Add Detail (‘000)
FiOS Video Subscribers	116	92	26.1	387	536	(27.8)
FiOS Internet Subscribers	145	126	15.1	544	648	(16.0)
FiOS Digital Voice residence connections	88	179	(50.8)	354	1,021	(65.3)

FiOS Digital connections	349	397	(12.1)	1,285	2,205	(41.7)

HSI	(86)	(106)	(18.9)	(354)	(428)	(17.3)
Total Broadband connections	59	20	*	190	220	(13.6)
Primary residence switched access connections	(198)	(340)	(41.8)	(885)	(1,501)	(41.0)
Primary residence connections	(110)	(161)	(31.7)	(531)	(480)	10.6

Total retail residence voice connections	(128)	(192)	(33.3)	(614)	(620)	(1.0)
Total voice connections	(294)	(372)	(21.0)	(1,290)	(1,418)	(9.0)

Revenue and ARPU Statistics
Consumer ARPU	$ 129.29	$ 117.88	9.7	$ 124.11	$ 112.77	10.1
FiOS revenues (in millions)	$ 3,308	$ 2,965	11.6	$ 12,674	$ 11,152	13.6
Strategic services as a % of total Enterprise revenues	62.7%	58.9%		60.8%	57.4%

Other Operating Statistics
Capital expenditures (in millions)	$ 1,556	$ 1,762	(11.7)	$ 5,750	$ 6,229	(7.7)

Wireline employees (‘000)				76.8	81.9
FiOS Video Open for Sale (‘000)				15,776	15,022
FiOS Video penetration				35.8%	35.0%
FiOS Internet Open for Sale (‘000)				16,109	15,368
FiOS Internet penetration				41.1%	39.5%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Reconciliations – Consolidated Verizon

Adjusted Operating Revenues

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/13	3 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	12 Mos. Ended 12/31/14

Consolidated Operating Revenues	$31,065	$33,192	$120,550	$127,079
Impact of Divested Operations	(133)	—	(599)	(256)

Consolidated Adjusted Operating Revenues	$30,932	$33,192	$119,951	$126,823
Year over Year Growth		7.3%		5.7%

Adjusted EBITDA

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/13	3 Mos. Ended 6/30/13	3 Mos. Ended 9/30/13	3 Mos. Ended 12/31/13	3 Mos. Ended 3/31/14	3 Mos. Ended 6/30/14	3 Mos. Ended 9/30/14	3 Mos. Ended 12/31/14

Verizon Consolidated EBITDA
Consolidated net income (loss)	$4,855	$5,198	$5,578	$7,916	$5,986	$4,324	$3,794	$(2,148)
Add/(Subtract):
Provision (benefit) for income taxes	864	988	1,034	2,844	968	2,220	1,864	(1,738)
Interest expense	537	514	555	1,061	1,214	1,164	1,255	1,282
Other (income) and expense, net	(39)	(25)	(20)	250	894	(66)	(71)	437
Equity in (earnings) losses of unconsolidated businesses	5	(120)	(19)	(8)	(1,902)	43	48	31

Operating income (loss)	6,222	6,555	7,128	12,063	7,160	7,685	6,890	(2,136)
Add Depreciation and amortization expense	4,118	4,151	4,154	4,183	4,137	4,161	4,167	4,068

Consolidated EBITDA	$10,340	$10,706	$11,282	$16,246	$11,297	$11,846	$11,057	$1,932

Other Items (Before Tax)
Severance, Pension, and Benefit Charges (Credits)	—	(237)	—	(5,995)	—	—	—	7,507
Gain on Spectrum License Transactions	—	—	(278)	—	—	(707)	—	—
Impact of Divested Operations	(10)	(8)	(8)	(17)	(6)	(6)	—	—
Other	—	—	—	—	—	—	—	334

	(10)	(245)	(286)	(6,012)	(6)	(713)	—	7,841

Consolidated Adjusted EBITDA	$10,330	$10,461	$10,996	$10,234	$11,291	$11,133	$11,057	$9,773

Net Debt to Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	12/31/13	12/31/14

Verizon Net Debt
Debt maturing within one year	$3,933	$2,735
Long-term debt	89,658	110,536

Total Debt	93,591	113,271
Less Cash and cash equivalents	53,528	10,598

Net Debt	$40,063	$102,673

Net Debt to Adjusted EBITDA Ratio	1.0x	2.4x

Adjusted EPS

Unaudited	3 Mos. Ended 12/31/13	3 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	12 Mos. Ended 12/31/14

Earnings (Loss) Per Common Share, Reported	$1.76	$(0.54)	$4.00	$2.42
Severance, Pension and Benefit Charges (Credits)	(1.29)	1.12	(1.35)	1.17
Gain on Spectrum License Transactions	—	—	(0.02)	(0.11)
Wireless Transaction Costs	0.19	—	0.20	0.07
Early Debt Redemption and Other Costs	—	0.13	—	0.28
Gain on Sale of Omnitel Interest	—	—	—	(0.47)

Adjusted EPS	$0.66	$0.71	$2.84	$3.35

Note: EPS may not add due to rounding.

Free Cash Flow

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/14

Net cash provided by operating activities	$30,631
Less Capital expenditures	17,191

Free Cash Flow	$13,440

Verizon Communications Inc.

Reconciliations – Segments

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/13	3 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	12 Mos. Ended 12/31/14

Wireless Segment EBITDA
Operating income	$6,229	$5,502	$25,997	$26,760
Add Depreciation and amortization expense	2,089	2,152	8,202	8,459

Wireless Segment EBITDA	$8,318	$7,654	$34,199	$35,219

Wireless total operating revenues	$21,125	$23,449	$81,023	$87,646

Wireless service revenues	$17,711	$18,209	$69,033	$72,630

Wireless operating income margin	29.5%	23.5%	32.1%	30.5%

Wireless Segment EBITDA margin	39.4%	32.6%	42.2%	40.2%

Wireless Segment EBITDA service margin	47.0%	42.0%	49.5%	48.5%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/13	3 Mos. Ended 12/31/14	12 Mos. Ended 12/31/13	12 Mos. Ended 12/31/14

Wireline Segment EBITDA
Operating income	$114	$416	$330	$1,035
Add Depreciation and amortization expense	2,073	1,866	8,327	7,882

Wireline Segment EBITDA	$2,187	$2,282	$8,657	$8,917

Wireline total operating revenues	$9,712	$9,560	$38,624	$38,429

Wireline operating income margin	1.2%	4.4%	0.9%	2.7%

Wireline Segment EBITDA margin	22.5%	23.9%	22.4%	23.2%